UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2025

AAON, INC.
(Exact name of Registrant as Specified in Charter)

Nevada			0-18953	87-0448736
(State or Other Jurisdiction			(Commission File Number: )	(IRS Employer Identification No.)
of Incorporation)

2425 South Yukon Ave.,	Tulsa,	Oklahoma		74107
(Address of Principal Executive Offices)				(Zip Code)

(Registrant's telephone number, including area code): (918) 583-2266

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AAON	NASDAQ

Item 5.02 Departure of Directors or Certain Officer; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Departure of Certain Officers

The Company announced today that Gary D. Fields, Chief Executive Officer of AAON, Inc. (the “Company”), will transition to the role of special advisor to the Board, effective May 13, 2025. Mr. Fields, as special advisor to the Board, will report to the Board of Directors. As special advisor to the Board, Mr. Fields will continue to provide the full benefit of his vast experience, knowledge, leadership and guidance to support Mr. Tobolski as he expands his role at the Company.

Since May 2020, Mr. Fields, 65, has served as Chief Executive Officer Company and was elected as a member of the Board of Directors in 2015. Mr. Fields previously served as President of the Company from November 2016 to December 2023. Mr. Fields has over 40 years of experience in the HVAC industry. Before joining the Company, Mr. Fields was an HVAC equipment sales representative at (and from 2002 to 2012, a member of the ownership group of) Texas AirSystems, the largest independent HVAC equipment and solutions provider in the state of Texas.

Mr. Fields will be eligible to participate in all elements of the Company’s executive compensation package. Mr. Fields and the Company have not entered into any employment agreement in connection with his election as special advisor to the Board.

Mr. Fields does not have any family relationships with any of the Company’s directors or officers. The Company sells units to Fields Mechanical Systems, which is owned by Mr. Fields’ brother. This entity is also one of the Company’s independent sales representatives and as such, the Company makes payments to the entity for certain third party products. In the prior fiscal year, the Company had sales to Fields Mechanical Systems for $1.1 million and made payments to Fields Mechanical Systems of $0.2 million. All transactions with Fields Mechanical Systems are made on standard Company terms and conditions.

(c) Appointment of Certain Officers

The Company also announced today that Matt J. Tobolski, PhD, will assume the role of Chief Executive Officer (in addition to his current position of President), also to be effective May 13, 2025.

In his new role as President and CEO, Dr. Tobolski, 41, will report to the Board of Directors. Since January 2024, Dr. Tobolski has served as President and Chief Operating Officer of the Company. Previously, Dr. Tobolski served as President and Co-Founder of the Company's wholly-owned subsidiary, BASX, Inc. (including its predecessor in interest, BASX, LLC, "BASX"), a position he held since 2014. In addition, from 2017 to 2022, Dr. Tobolski served as an Executive Advisor to Structural Integrity Associates, Inc., following the sale of his prior companies, Tobolski Watkins Engineering, Inc. (where he served as President, CEO and Co-Founder from 2008 to 2017) and TRU Compliance, LLC (where he served as President and Co-Founder from 2015 to 2017).

Dr. Tobolski will be eligible to participate in all elements of the Company’s executive compensation package. Dr. Tobolski and the Company have not entered into any employment agreement in connection with his election as Chief Executive Officer.

Dr. Tobolski does not have any family relationships with any of the Company’s directors or officers. The Company does lease flight time of an aircraft partially owned by Dr. Tobolski. In the prior fiscal year, the Company made payments to lease the partially owned aircraft of $1.1 million. All transactions to lease the aircraft are made pursuant to a written lease agreement between the Company and Dr. Tobolski's affiliated entity which owns the aircraft.

A copy of the Company's press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit Number	Description

99.1	Press Release Announcing Leadership Change
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AAON, INC.

Date:	February 20, 2025	By:	/s/ Luke A. Bomer
Luke A. Bomer, Secretary